Exhibit 99.1
Javelin Pharmaceuticals Reports Second Quarter 2007 Results
CAMBRIDGE, Mass., Aug 09, 2007 (BUSINESS WIRE) —
Javelin Pharmaceuticals, Inc. (Amex: JAV — News) today reported its unaudited financial results for the second quarter ended June 30, 2007.
Stephen J. Tulipano, Javelin’s Chief Financial Officer, stated, “We were pleased to attract a number of new institutional investors in our follow-on offering in May and to achieve many clinical and operational milestones during the quarter. We continue to ramp up our commercialization efforts in anticipation of and are increasing our investment in an infrastructure that will support a potential product launch initially in Europe. Commensurate with preparation for these activities, our cash outflows are expected to significantly increase over the next twelve to eighteen months.”
Financial and corporate highlights for the three and six month periods ending June 30, 2007:
— Ended the second quarter with $52.7 million in cash, cash equivalents and short term investments.
— Used approximately $11 million to fund operations for the six months ended June 30, 2007.
— Net loss increased to approximately $7.2 million or $0.16 per share in the second quarter of 2007, from $4.5 million or $0.11 per share in the second quarter of 2006.
— Net loss increased to approximately $13.1 million or $0.31 per share for the six months ended June 30, 2007, from $6.6 million or $0.16 per share for the same period in 2006.
— Reported non-cash stock based compensation expenses for the three and six month periods ended June 30, 2007 of approximately $0.9 million and $1.8 million, or $0.02 and $0.04 per share impact on operations, respectively, in accordance with Statement of Financial Accounting Standard 123R.
Clinical and operational updates:
— Completed a public stock offering of approximately 7.5 million shares for net proceeds of approximately 42 million dollars. JP Morgan served as book running manager, and Pacific Growth Equities LLC, Leerink Swann & Company, Allen & Company, Fortis Securities LLC, and Punk, Ziegel & Company, were co-managers of the offering.
— Signed a commercial supply agreement with Baxter Healthcare Corporation to act as secondary supplier of Dyloject™.
— Gained an additional 10 years of patent protection in Europe for Dyloject into 2024.
— Announced successful pivotal Phase 3 top line trial data for Rylomine™. Study met primary endpoint, significantly reduced post surgical orthopedic pain.
— Included in the Russell 2000(R), 3000(R), Microcap and Global Indices.
— Completed accrual in first of two pivotal Phase 3 Dyloject trials and commenced accrual in the second of the two pivotal trials.
— Completed our manufacturing plant inspection and continue to prepare for expected U.K. launch of Dyloject in the fourth quarter.
Financial Performance
For the second quarter of 2007, Javelin incurred approximately $7.7 million in operating expenses, partially offset by approximately $0.5 million of interest income in the quarter.
Research and development expenses for the second quarter of 2007 were $4.6 million, compared to $3.0 million in the second quarter of 2006. Research and development expenses for the first six months of 2007 were approximately $8.0 million, compared to $4.3 million in 2006. Total research and development expense increased in the three and six month periods of 2007 compared to 2006 due primarily to increased clinical trial expenses, headcount, and personnel costs associated with the advancement of each of our three product candidates. Selling, general and administrative expenses were approximately $3.0 million in the second quarter of 2007 compared to $2.3 million for the second quarter of 2006, and $5.8 million and $4.0 million for the first six months of 2007 and 2006, respectively. The increases resulted primarily from increased headcount and personnel costs as we expand and improve our administrative infrastructure and from increased promotional and marketing costs associated with the potential launch of Dyloject in the UK.

JAVELIN PHARMACEUTICALS, INC.
UNAUDITED FINANCIAL INFORMATION
Consolidated Statements of Operations
Javelin Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Government grants and contracts	$—	$491,304	$—	$573,712
Operating expenses:
Research and development	4,638,715	3,013,432	7,970,442	4,337,533
Selling, general and administrative	3,023,496	2,309,586	5,797,142	3,998,037
Depreciation and amortization	23,565	13,399	43,582	24,258

Total operating expenses	7,685,776	5,336,417	13,811,166	8,359,828

Operating loss	(7,685,776)	(4,845,113)	(13,811,166)	(7,786,116)

Other income (expense):
Interest income	451,467	314,852	674,908	630,650
Interest expense	—	—	(699)	(47)
Other income	—	—	—	600,000

Total other income (expense)	451,467	314,852	674,209	1,230,603

Net loss attributable to common stockholders	$(7,234,309)	$(4,530,261)	$(13,136,957)	$(6,555,513)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.16)	$(0.11)	$(0.31)	$(0.16)

Weighted average shares	44,400,030	40,177,937	42,331,710	40,177,937

Javelin Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$33,227,647	$9,273,479
Short term marketable securities available for sale	19,459,960	11,461,674
Grant receivable	—	113,645
Prepaid expenses and other current assets	482,547	245,593

Total current assets	53,170,154	21,094,391
Fixed assets, at cost, net of accumulated depreciation	239,871	237,163
Other assets	117,844	109,223

Total assets	53,527,869	21,440,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	3,556,267	3,151,379
Deferred lease liability	99,979	57,869

Total current liabilities	3,656,246	3,209,248

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of June 30, 2007 and December 31, 2006, none of which are outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of June 30, 2007 and December 31, 2006; 48,607,025 and 40,409,421 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively.	48,607	40,409
Additional paid-in capital	142,401,000	97,634,546
Other comprehensive income (loss)	(2,718)	(5,117)
Deficit accumulated during the development stage	(92,575,266)	(79,438,309)

Total stockholders’ equity	49,871,623	18,231,529

Total liabilities and stockholders’ equity	$53,527,869	$21,440,777

About Javelin:
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. The Company has three drug candidates in Phase 3 clinical development. . One of these Phase 3 drug candidates, Dyloject™, is currently under review for Marketing Authorization Application (MAA) approval in Europe. Previous clinical trials have demonstrated its safety and rapid onset of action. For additional information about Javelin, please visit the company’s website at http://www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
SOURCE: Javelin Pharmaceuticals, Inc.
Financial Contact:
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharma.com
or
Investor Relations & Media Contact:
Javelin Pharmaceuticals, Inc.
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharma.com